Exhibit 99.1

GTSI Reports First Quarter Results

Achieves Highest First Quarter Gross Margin in Over a Decade

Key contracting wins in the quarter

CHANTILLY, VA. – May 15, 2007 – GTSI® Corp. (Nasdaq: GTSI), an enterprise solutions and services provider, today announced financial results for the quarter ended March 31, 2007.

For the first quarter of 2007, GTSI reported sales of $144.1 million, a 2.8% decline over the same period a year ago, and a net loss of $6.9 million ($0.73 per diluted share) a strong improvement over a net loss of $10.0 million ($1.08 per diluted share) reported in the first quarter of 2006.  Net loss decreased in the first quarter of 2007 from the same period in 2006 due to higher gross margins and reduced operating expenses.  Selling, general and administrative expenses were $27.1 million, down 8.3% for the same period in 2006.

Gross margin dollars in the first quarter of 2007 were $19.4 million with gross margin percentage increasing to 13.5% in the period, compared to $18.3 million with a gross margin percentage of 12.3% in the first quarter of 2006.

“We continue to see improvement throughout GTSI.  The Company delivered the best pre-tax income since the first quarter of 2004.  We are making progress on increasing our customer’s use of e-Commerce, landing higher margin opportunities and delivering solutions,” said Jim Leto, President and Chief Executive Officer of GTSI.  “We showed this progress despite the fact that our civilian customers, with the exclusion of the Department of Homeland Security, are under considerable stress as they operate without approved budgets from Congress.  In addition, many of our military customers are stretched thin while their supplemental appropriation funding request for the war continues to be debated between Congress and the Bush Administration.”

“Our challenge continues to be to how we identify ways to help our customers meet their delivery mission during these trying times.  In part, because of these activities, we are no different from other government contractors which have experienced challenges associated with our services business. However, we expect funding for our technology lifecycle management offerings to tick up in the second half of the year,” said Leto.

During the quarter web orders, including gtsi.com and customized web portals, increased 86% versus a year ago.  This increase, combined with other electronically received orders, has resulted in more than 40% of GTSI’s total order volume going through
e-Commerce.

Contracts Update

“The quarter saw GTSI win several important re-competes as well as partnering on a far reaching multi-billion dollar award,” said Leto.  “In all my years in government contracting I have never been part of winning two multi-awardee, multi-billion dollar contracts on the same day, let alone within forty-five minutes of each other when we won SEWP as a prime contractor and as a teaming partner on AT&T’s Networx win.  Our bids team has helped secure key contract vehicles which GTSI expects to utilize for years to come.”

Recent contracts awarded:

•                  Three year, $42 million blanket purchase agreement from the U.S. Department of Justice

•                  Five year, $5 billion ceiling multi-awardee information technology program from the U.S. Army

•                  Teaming partner with AT&T on a ten year, $20 billion ceiling multi-awardee communications program from the U.S. General Services Administration

•                  Two, seven year, $5.6 billion ceiling multi-awardee networking and communications programs from the National Aeronautics Space Administration

Operations and Financial Update

Joe Ragan, GTSI’s Senior Vice President and Chief Financial Officer, said, “GTSI delivered the highest gross margin performance in more than a decade.  The Company continues to focus on all areas of operating expenses, for example during the quarter we sublet a former office location, which was no longer necessary after the reduction in work force in 2006.”

During the quarter GTSI saw a decrease in hardware sales of approximately $5.9 million, as well as slight decreases of $0.8 million in software sales and a $0.5 million decrease in professional services.  Third party related service increased by $3 million.

“We continue to have a strong balance sheet and an excellent relationship with our lending consortium and vendors who provide us with lines of credit,” said Ragan.  As of March 31, 2007 GTSI had $752,000 drawn on its senior credit facility as compared to $30.9 million at the end of 2006.  Days sales outstanding (DSO) as of March 31, 2007 were 46 days.

Conference Call

An investor conference call to discuss first quarter results is scheduled for 1:00 p.m. Eastern Time May 15, 2007.  Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through May 15, 2008.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, May 21, 2007.  To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 62809000.

About GTSI Corp.

GTSI Corp. is an information technology solutions provider offering a total Technology Lifecycle Management (TLM) approach to technology-based infrastructure solutions delivered through industry-leading professional and financial services. TLM allows government agencies to implement solutions of national significance faster and more cost-effectively and to more easily manage technology from acquisition to refresh to disposal. GTSI brings world class partners together with its staff of engineers and certified professionals to tailor and implement repeatable infrastructure solutions – from simple to complex – to meet current and future requirements.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management – including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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GTSI Corp.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,		Change from 2006
	2007	2006	Actual	Percentage

Sales	$144,082	$148,279	$(4,197)	-2.8%
Cost of sales	124,685	129,978	(5,293)	-4.1%
Gross margin	19,397	18,301	1,096	6.0%

Selling, general, and administrative expenses	27,142	29,606	(2,464)	-8.3%

Loss from operations	(7,745)	(11,305)	3,560	31.5%

Interest and other income, net	797	1,277	(480)	-37.6%
Loss before income tax provision	(6,948)	(10,028)	3,080	30.7%

Income tax provision	—	—	—	0.0%
Net loss	$(6,948)	$(10,028)	$3,080	30.7%

Net loss per share:
Basic and diluted	$(0.73)	$(1.08)	$0.35	32.1%

Weighted average number of shares outstanding:
Basic and diluted	9,475	9,288	187	2.0%

GTSI Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,	Change from December 31, 2006
	2007	2006	Actual	Percentage
ASSETS
Current assets:
Cash	$797	$705	$92	13.0%
Accounts receivable, net	150,021	222,072	(72,051)	-32.4%
Inventory	26,040	35,691	(9,651)	-27.0%
Other current assets	21,276	31,839	(10,563)	-33.2%
Total current assets	198,134	290,307	(92,173)	-31.8%
Property and equipment, net	13,321	13,627	(306)	-2.2%
Other assets	23,838	26,747	(2,909)	-10.9%

TOTAL ASSETS	$235,293	$330,681	$(95,388)	-28.8%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$752	$30,912	$(30,160)	-97.6%
Accounts payable	96,985	142,217	(45,232)	-31.8%
Financed lease debt, current portion	15,351	16,546	(1,195)	-7.2%
Accrued liabilities and deferred revenue	22,653	30,435	(7,782)	-25.6%
Total current liabilities	135,741	220,110	(84,369)	-38.3%
Long-term debt	10,000	10,000	—	0.0%
Long-term financed lease debt	14,224	18,758	(4,534)	-24.2%
Other liabilities	5,170	5,130	40	0.8%
Total liabilities	165,135	253,998	(88,863)	-35.0%
Stockholders’ equity	70,158	76,683	(6,525)	-8.5%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$235,293	$330,681	$(95,388)	-28.8%